Exhibit 99.1

FOR IMMEDIATE RELEASE MAY 19, 2008	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

CONTACTS:
JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763 jeff.mobley@chk.com	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232 marc.rowland@chk.com

CHESAPEAKE ENERGY CORPORATION ANNOUNCES
OFFERING OF $800 MILLION OF SENIOR NOTES

OKLAHOMA CITY, OKLAHOMA, MAY 19, 2008 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it is commencing a public offering of $800 million of senior notes due 2018.  Chesapeake intends to use the net proceeds from the offering, together with proceeds from the concurrent public offering of contingent convertible senior notes, to fund the redemption of its 7.75% Senior Notes due 2015, to repay outstanding indebtedness under its revolving credit facility and for general corporate purposes.

The senior notes are being offered pursuant to a registration statement filed today with the U.S. Securities and Exchange Commission.  Chesapeake intends to list the notes on the New York Stock Exchange after issuance.

Credit Suisse, Banc of America Securities, Lehman Brothers, Deutsche Bank Securities and RBS Greenwich Capital will act as joint book-running managers for the senior notes offering. Copies of the preliminary prospectus supplement relating to the offering may be obtained from the offices of Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, 1-800-221-1037.  An electronic copy of the preliminary prospectus supplement will be available on the website of the Securities and Exchange Commission at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the expected consummation of the offering described and the use of proceeds. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed.

Chesapeake Energy Corporation is the third-largest producer of natural gas in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Fort Worth Barnett Shale, Fayetteville Shale, Haynesville Shale, Mid-Continent, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and Ark-La-Tex regions of the United States.